Exhibit B

Money Pool Rule 24
Transaction Report
Bank Loans
	9/30/2005
Company	Outstanding Balance	Trans. Date	Transaction	Ending Balance	Lending Bank
EAI	$0	10/6/2005	$45,000,000	$45,000,000	Simmons First National Bank
EAI	$45,000,000	12/30/2005	($45,000,000)	$0	Simmons First National Bank
ELI	$40,000,000			$40,000,000	Simmons First National Bank
EMI	$0	10/5/2005	$25,000,000	$25,000,000	Trustmark National Bank
EMI	$25,000,000	12/30/2005	($25,000,000)	$0	Trustmark National Bank
ENOI	$15,000,000			$15,000,000	Hibernia National Bank